FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC. REPORTS
FIRST QUARTER 2020 RESULTS

COLUMBUS, Ohio, USA - May 7, 2020 - Mettler-Toledo International Inc. (NYSE: MTD) today announced first quarter results for 2020. Provided below are the highlights:

•	Reported sales decreased 4% compared with the prior year. In local currency, sales decreased 3% in the quarter as currency reduced sales growth by 1%.

•
Net earnings per diluted share as reported (EPS) were $4.03, compared with $4.42 in the prior-year period. Adjusted EPS was $4.00, a decrease of 2% over the prior-year amount of $4.10. Adjusted EPS is a non-GAAP measure, and we have included a reconciliation to EPS on the last page of the attached schedules.

First Quarter Results

Olivier Filliol, President and Chief Executive Officer, stated, "The negative impact of COVID-19 to our local currency sales in China was significant. Local currency sales in other countries, particularly in Asia and Europe, were also negatively impacted by COVID-19. With the benefit of our margin and cost containment initiatives, we improved gross margins and maintained adjusted operating margins consistent with the prior year while adjusted EPS was slightly below the prior year."

GAAP Results
EPS in the quarter was $4.03, compared with the prior-year amount of $4.42.

Compared with the prior year, total reported sales decreased 4% to $649.2 million. By region, reported sales increased 2% in the Americas and decreased 7% in Europe and 10% in Asia/Rest of World. Earnings before taxes amounted to $118.5 million, compared with $125.7 million in the prior year.

Non-GAAP Results
Adjusted EPS was $4.00, a decrease of 2% over the prior-year amount of $4.10.

Compared with the prior year, total sales in local currency decreased 3% as currency reduced reported sales growth by 1%. By region, local currency sales increased 3% in the Americas and decreased 5% in Europe and 8% in Asia/Rest of World. Adjusted Operating Profit amounted to $141.3 million, a 4% decline from the prior-year amount of $147.8 million.

Adjusted EPS and Adjusted Operating Profit are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the attached schedules.

Outlook

The Company stated that forecasting is very difficult given the significant uncertainty surrounding COVID-19 and ensuing impact to the global economic environment. The Company said that given this significant uncertainty, it will not provide an estimate for full year sales growth and Adjusted EPS for 2020. The Company noted that it expects to continue to benefit from its margin and productivity initiatives and has implemented temporary cost containment measures and reductions in discretionary spending.

For the second quarter 2020, based on management's current estimate of market conditions, the Company estimates that local currency sales will decline approximately -8% to -12%, and Adjusted EPS is forecasted to be in the range of $4.05 to $4.45.

The Company cautions that market dynamics and impacts related to COVID-19 are fluid and changes to the economic environment can happen quickly. The estimates for the second quarter 2020 include significant uncertainty and management acknowledges that market conditions are subject to change.

While the Company has provided an outlook for local currency sales growth and Adjusted EPS, it has not provided an outlook for reported sales growth or EPS as it would require an estimate of currency exchange fluctuations and non-recurring items, which are not yet known.

Conclusion

Filliol concluded, "The health of our employees and customers is of utmost importance and we have undertaken protocols throughout the world to help ensure wellness and safety of all those involved. Our top priority remains providing instruments and services to our customers of which the majority serve essential markets such as pharmaceutical and food manufacturing. We have quickly adjusted our go-to-market sales approach and how we deliver service and launch new products given the unprecedented operating dynamics of the current market. Our margin and productivity initiatives remain on track and we have undertaken measures to temporarily reduce our cost structure. We are focused on being well positioned for the recovery and believe we can capitalize on our strong competitive advantages including our leading positions in fragmented markets, unique approach to sales and marketing which is a key differentiator in this environment, continued product innovation and strong culture known for our agility and execution. Although current market conditions are extremely challenging, we believe we can continue to gain share."

Other Matters
The Company will host a conference call to discuss its quarterly results today (Thursday, May 7) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located on the website prior to the call.

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control and manufacturing processes for customers in a wide range of industries including life sciences, food and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.

Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. You should not rely on forward-looking statements to predict our actual results. Our actual results or performance may be materially different than reflected in forward-looking statements because of various risks and uncertainties, including statements about expected revenue growth and long-term impacts of the COVID-19 pandemic. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue.” We make forward-looking statements about future events or our future financial performance, including earnings and sales growth, earnings per share, strategic plans and contingency plans, growth opportunities or economic downturns, our ability to respond to changes in market conditions, customer demand, our competitive position, pricing, our supply chain, adequacy of our facilities, access to and the costs of raw materials, shipping and supplier costs, gross margins, planned research and development efforts and product introductions, capital expenditures, cash flow, tax-related matters, the impact of foreign currencies, compliance with laws, effects of acquisitions and the impact of the COVID-19 pandemic on our businesses. Our forward-looking statements may not be accurate or complete, and we do not intend to update or revise them in light of actual results. New risks also periodically arise. Please consider the risks and factors that could cause our results to differ materially from what is described in our forward-looking statements, including the uncertain duration and severity of the COVID-19 pandemic. See in particular “Factors Affecting Our Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the SEC from time to time.

METTLER-TOLEDO INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands except share data) (unaudited)

	Three months ended			Three months ended
	March 31, 2020		% of sales	March 31, 2019	% of sales
Net sales	$649,162	(a)	100.0	$679,452	100.0
Cost of sales	274,753		42.3	291,133	42.8
Gross profit	374,409		57.7	388,319	57.2

Research and development	34,387		5.3	36,053	5.3
Selling, general and administrative	198,744		30.6	204,425	30.1
Amortization	13,998		2.2	12,222	1.8
Interest expense	10,219		1.6	9,094	1.3
Restructuring charges	1,905		0.3	1,523	0.2
Other charges (income), net	(3,343)		(0.5)	(674)	(0.0)
Earnings before taxes	118,499		18.2	125,676	18.5

Provision for taxes	20,384		3.1	13,871	2.0
Net earnings	$98,115		15.1	$111,805	16.5

Basic earnings per common share:
Net earnings	$4.08			$4.50
Weighted average number of common shares	24,027,833			24,851,340

Diluted earnings per common share:
Net earnings	$4.03			$4.42
Weighted average number of common and common equivalent shares	24,353,477			25,310,525

Note:
(a)	Local currency sales decreased 3% as compared to the same period in 2019.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING PROFIT

	Three months ended			Three months ended
	March 31, 2020		% of sales	March 31, 2019	% of sales
Earnings before taxes	$118,499			$125,676
Amortization	13,998			12,222
Interest expense	10,219			9,094
Restructuring charges	1,905			1,523
Other charges (income), net	(3,343)			(674)
Adjusted operating profit	$141,278	(b)	21.8	$147,841	21.8

Note:
(b)	Adjusted operating profit decreased 4% as compared to the same period in 2019.

METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED BALANCE SHEETS (amounts in thousands) (unaudited)

	March 31, 2020	December 31, 2019

Cash and cash equivalents	$323,585	$207,785
Accounts receivable, net	518,556	566,256
Inventories	292,110	274,285
Other current assets and prepaid expenses	66,614	61,321
Total current assets	1,200,865	1,109,647

Property, plant and equipment, net	742,651	748,657
Goodwill and other intangible assets, net	742,590	742,221
Other non-current assets	199,674	188,796
Total assets	$2,885,780	$2,789,321

Short-term borrowings and maturities of long-term debt	$56,398	$55,868
Trade accounts payable	168,515	185,592
Accrued and other current liabilities	454,925	513,052
Total current liabilities	679,838	754,512

Long-term debt	1,513,020	1,235,350
Other non-current liabilities	386,525	378,679
Total liabilities	2,579,383	2,368,541

Shareholders’ equity	306,397	420,780
Total liabilities and shareholders’ equity	$2,885,780	$2,789,321

METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (amounts in thousands) (unaudited)

	Three months ended
	March 31,
	2020	2019
Cash flow from operating activities:
Net earnings	$98,115	$111,805
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	10,133	9,767
Amortization	13,998	12,222
Deferred tax benefit	(3,718)	(14,939)
Other	4,395	4,482
Decrease in cash resulting from changes in
operating assets and liabilities	(57,408)	(24,542)
Net cash provided by operating activities	65,515	98,795
Cash flows from investing activities:
Purchase of property, plant and equipment	(18,835)	(22,332)
Acquisitions	(5,610)	—
Net hedging settlements on intercompany loans	(10,008)	4,802
Net cash used in investing activities	(34,453)	(17,530)
Cash flows from financing activities:
Proceeds from borrowings	832,268	302,707
Repayments of borrowings	(551,319)	(271,646)
Proceeds from exercise of stock options	7,135	28,990
Repurchases of common stock	(200,000)	(186,250)
Acquisition contingent consideration payment	—	(10,000)
Other financing activities	(800)	—
Net cash provided by (used in) financing activities	87,284	(136,199)
Effect of exchange rate changes on cash and cash equivalents	(2,546)	3,304
Net increase (decrease) in cash and cash equivalents	115,800	(51,630)
Cash and cash equivalents:
Beginning of period	207,785	178,110
End of period	$323,585	$126,480

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW

Net cash provided by operating activities	$65,515	$98,795
Payments in respect of restructuring activities	1,626	3,692
Purchase of property, plant and equipment	(18,835)	(22,332)
Adjusted free cash flow	$48,306	$80,155

METTLER-TOLEDO INTERNATIONAL INC. OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

	Europe	Americas		Asia/RoW		Total
U.S. Dollar Sales Growth (Decline)
Three Months Ended March 31, 2020	(7)%	2%		(10)%		(4)%

Local Currency Sales Growth (Decline)
Three Months Ended March 31, 2020	(5)%	3%		(8)%		(3)%

RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

		Three months ended
		March 31,
		2020		2019		% Growth
EPS as reported, diluted		$4.03		$4.42		(9)%

Purchased intangible amortization, net of tax		0.12	(a)	0.10	(a)
Restructuring charges, net of tax		0.06	(b)	0.05	(b)
Income tax expense		(0.21)	(c)	(0.47)	(c)

Adjusted EPS, diluted		$4.00		$4.10		(2)%

Notes:
(a)		Represents the EPS impact of purchased intangibles amortization, net of tax, of $2.8 million and $2.6 million for the three months ended March 31, 2020 and 2019, respectively.
(b)
Represents the EPS impact of restructuring charges of $1.9 million ($1.5 million after tax) and $1.5 million ($1.2 million after tax) for the three months ended March 31, 2020 and 2019, respectively, which primarily include employee related costs.

(c)
Represents the EPS impact of the difference between our quarterly and estimated annual tax rate before non-recurring discrete items, due to the timing of excess tax benefits associated with stock option exercises.

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